Exhibit 10.30

                                Terex Corporation
                          500 Post Road East, Suite 320
                           Westport, Connecticut 06880


                                                      November 13, 2003


FIVER S.A.
c/o Mr. Filip Filipov
100 East Huron Street
Chicago, Illinois 60611

Dear Fil:

This letter outlines our agreement for FIVER S.A. to provide consulting services to Terex Corporation (hereinafter sometimes referred to as "Terex" or the "Company"). The primary consulting responsibilities will be special projects as assigned to FIVER S.A. by the Chief Executive Officer of Terex from time to time. The initial assignment for FIVER S.A. will be to provide consulting services in connection with the restructuring and operation of Tatra a.s. To assist FIVER S.A. in that assignment, Fil Filipov will remain as Chairman of the Supervisory Board of Tatra a.s. The following represents our agreement:

1. The term of the consulting engagement will be for a period of three (3) years commencing on January 1, 2004 and ending on December 31, 2006. During the term of this engagement FIVER S.A. will make Fil Filipov available to consult with the management of the Company and its Affiliates for a total of at least twenty-six (26) weeks in each calendar year during the term of this engagement in such manner and on such business matters as may be reasonably requested from time to time by such management. The consulting services shall be provided in a high quality, professional manner and FIVER S.A. and its representatives will diligently and to the best of its or their ability perform the services required by this engagement.

2. (a) The base consulting fee will be $40,000 per month, paid monthly upon presentation of an invoice.

     (b) In the event that the Company determines that it will not to require at least twenty-six (26) weeks of consulting services for any calendar year during the term of this engagement starting January 1, 2005, then, upon notice to FIVER S.A., the base consulting fee will be reduced to$30,000 per month for such calendar year, paid monthly upon presentation of an invoice.

     (c) The Company will consider paying FIVER S.A. for an additional consulting fee based on the performance of the consulting services as determined in the discretion of the Chief Executive Officer of Terex and approved by the Terex Board of Directors.

3. Terex will reimburse FIVER S.A. for the cost of an appropriate car for your use by Fil Filipov during the term of this consulting engagement.

4. Terex will reimburse FIVER S.A. for reasonable travel expenses (business class for air travel) and other out-of-pocket fees and expenses as may be incurred in connection with the rendering of requested services. Reasonable spousal travel accompanying Fil Filipov in connection with the rendering of the requested services by FIVER S.A. will also be reimbursed. Reimbursement will be made against receipt of invoices and other documentation as required by the Company and otherwise in accordance with Company policy.

5. FIVER S.A. agrees that it will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation outside of Terex, any confidential or privileged information or trade secrets received by it during the course of your employment, with regard to the financial, business operations, manufacturing methods, processes, know-how, or procedures, or other affairs of Terex, or any of its affiliated companies, parent or subsidiaries (including, without limitation, Tatra). All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by FIVER S.A. or its representatives of this Agreement.

     FIVER S.A. agrees that it will not at any time during the period of its engagement hereunder and for so long as FIVER S.A. is being paid by the Company, directly or indirectly, engage in any business, or own or control any interest in, or act as a director, officer, employee, agent or consultant of, any firm, corporation, partnership or other entity engaged in a business which is competitive with the business or product of Terex, or its affiliated companies, parent or subsidiaries (including, without limitation, Tatra).

6. All work that is created by in connection with this consulting engagement shall be owned by Terex and, be "works made for hire" under all applicable copyright laws. To the extent any such work does not qualify as "work made for hire," it is hereby conveyed to the Company all right, title to and interest in them, including without limitation, all patent, copyright and trade secret rights. FIVER S.A. agrees to cooperate to confirm or record the Company's rights in any work, including signing such other documents as may be reasonably requested by the Company for that purpose.

7. It is agreed that FIVER S.A. shall perform services hereunder as an independent contractor, retaining control over and responsibility for its and its representatives activities undertaken in the performance of this consulting engagement.

8. Unless extended by the parties in writing, this consulting engagement shall terminate on December 31, 2006. In the event that Ron DeFeo shall cease to be the Chief Executive Officer of Terex, then, upon written notice to the Company, FIVER S.A. may elect to terminate its obligation to provide consulting services and take a reduced consulting fee of $30,000 per month for the balance of the term of this engagement.

9. FIVER S.A. may not assign its rights or obligations under this agreement without the express written consent of Terex.

Please indicate acceptance of this offer by signing the enclosed copy and returning it to me at the earliest convenience.

                                     Sincerely,
                                     TEREX CORPORATION


                                     By:
                                        --------------------------
                                        Name:
                                        Title:


Agreed and Accepted as of November __, 2003:

FIVER S.A.

By:
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